As filed with the Securities and Exchange Commission
                             on October 12, 2004

                           SCHEDULE 14C INFORMATION

                       Information Statement Pursuant to
             Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

[ ] Definitive Information Statement

                                CBA MONEY FUND
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A

     (2)  Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.): N/A

     (4)  Proposed maximum aggregate value of transaction: N/A

     (5)  Total fee paid: N/A

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid: N/A
     (2)  Form, Schedule or Registration Statement No.: N/A
     (3)  Filing Party: N/A
     (4)  Date Filed: N/A

                                CBA MONEY FUND
                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536

                               ----------------


                             INFORMATION STATEMENT

                               ----------------

                                 INTRODUCTION

     This Information Statement is being furnished on or about October __, 2004 to the holders of record of shares of beneficial interest of CBA Money Fund (the "Fund") as of the close of business on October 20, 2004 (the "Record Date"). As of the Record Date, ________ shares of beneficial interest of the Fund were issued and outstanding.

     The Board of Trustees of the Fund (the "Board") has unanimously approved, and Fund Asset Management, L.P. ("FAM"), the Fund's investment adviser and majority shareholder (holding __________ shares of beneficial interest of the Fund, or _____% of the outstanding shares of beneficial interest of the Fund, as of the Record Date), has consented in writing to, the termination and liquidation of the Fund. Such approval by the Board and consent by FAM as the Fund's majority shareholder is sufficient under the Fund's Second Amended and Restated Declaration of Trust, dated June 13, 1984 (the "Declaration of Trust"), to authorize the termination and liquidation of the Fund. No proxies will be solicited in connection with the termination and liquidation of the Fund. [To the knowledge of the Fund, as of the Record Date, no person other than FAM is the beneficial owner of more than five percent of the Fund's outstanding shares of beneficial interest.]

     The Board also unanimously approved the Plan of Termination and Liquidation (the "Plan"), a copy of which is attached as Exhibit A to this Information Statement. The Plan will govern the termination and liquidation of the Fund. Under the Plan, the Fund's assets will be liquidated at market prices and on such terms and conditions as determined to be reasonable and in the best interests of the Fund and its shareholders in light of the circumstances in which they are sold. After satisfactory resolution of any claims pending against the Fund and the payment of, or provision for, all of the Fund's expenses, the Fund's remaining assets will be distributed to Fund shareholders on a pro rata basis in liquidation of the Fund. As of the date of this Information Statement, there are no claims pending against the Fund. It is expected that the liquidating distribution to Fund shareholders will be made in cash on or about November 22, 2004. Under the Plan, FAM will bear all of the expenses incurred by the Fund in connection with the termination and liquidation of the Fund. In addition, FAM will make such capital contributions to the Fund, will waive such fees owed by the Fund, and will reimburse such expenses to the Fund to ensure that Fund shareholders receive a net asset value of $1.00 per share in liquidation of the Fund.

     This Information Statement is being furnished to Fund shareholders to provide them with certain information concerning the termination and liquidation of the Fund in accordance with the requirements of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation 14C.

 We are not asking you for a proxy and you are requested not to send us a proxy.
                                --------------


         INFORMATION ABOUT THE TERMINATION AND LIQUIDATION OF THE FUND

Information About the Fund and Certain Service Providers

     The Fund was organized as an unincorporated business trust under the laws of the Commonwealth of Massachusetts on March 29, 1983 and commenced operations on June 18, 1984. The Fund is a non-diversified, open-end management investment company. The Fund's investment objectives are to seek current income, preservation of capital and liquidity. The Fund seeks to achieve its investment objectives by investing in a diversified portfolio of short term, U.S. dollar denominated money market securities.

     FAM manages the Fund's investments and its business operations under the overall supervision of the Board. FAM has the responsibility for making all investment decisions for the Fund. The Fund has entered into a management agreement with FAM pursuant to which the Fund pays FAM a fee at the following annual rates:

          Portion of average daily value of net assets                  Rate
          ---------------------------------------------                 -----
          Not exceeding $500 million                                    0.500%
          In excess of $500 million but not exceeding $1 billion        0.425%
          In excess of $1 billion                                       0.375%


     As of September 2004, FAM and its affiliates had approximately $___ billion in investment company and other portfolio assets under management. FAM's administrative office address is 800 Scudders Mill Road, Plainsboro, New Jersey 08543-9011 and its mailing address is P.O. Box 9011, Princeton, New Jersey 08543-9011. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), whose principal business address is 4 World Financial Center, 250 Vesey Street, New York, New York 10281, is the Fund's distributor. Financial Data Services, Inc. ("FDS"), whose principal business address is 4800 Deer Lake East, Jacksonville, Florida 32246-6484, acts as the Fund's Transfer Agent. FDS's phone number is 1-800-MER-FUND. FAM is a limited partnership whose partners are Princeton Services, Inc. and Merrill Lynch & Co., Inc. ("ML & Co."), a financial services holding company and the parent of each of Merrill Lynch and FDS.

Reasons for the Termination and Liquidation of the Fund

     The Fund was originally organized as the money market fund sweep vehicle for the Capital Builder Accounts(R), a cash management account sponsored by Merrill Lynch (the "CBA Account"). Shares of the Fund were also offered from time to time through the Life

Management Service(SM) and Emerging Investor(SM) Accounts. In 2000, Merrill Lynch discontinued the CBA Account and, in connection therewith, ceased public offering of Fund shares. Since that time, however, shares of the Fund continue to be redeemed by shareholders to satisfy debits in other Merrill Lynch accounts and to provide cash to Fund shareholders. As a result, the Fund's aggregate net assets have declined significantly over time, as illustrated in the following table:

             Date                           Approximate Net Assets
             ----                           ----------------------
             February 29, 2000                  $2,425,888,000
             February 28, 2002                     540,669,000
             February 29, 2004                     190,850,000
             August 31, 2004
             Record Date (October 20, 2004)


     As a result of this significant decrease in the Fund's aggregate net assets, the Fund's operating expense ratio has increased substantially. For the year ended February 29, 2000, the Fund's operating expense ratio was 0.70%. The Fund's operating expense ratio for the year ended February 29, 2004 was 0.87%. This represents an increase of approximately 24.3%. For the six month period ended August 31, 2004, the Fund's operating expense ratio was __.__%. As a result of the Fund's small asset base as of the Record Date, it is expected that the Fund's operating expense ratio would increase significantly if the Fund continued to operate as a stand-alone mutual fund.
At this point, there is little likelihood of attracting and retaining sufficient new assets to maintain the Fund's current operating expense ratio or to cause a significant decline in the Fund's current operating expense ratio.

     Based upon the foregoing and certain other considerations, the Board, in its business judgment, has determined that it is advisable and in the best interests of the Fund and its shareholders to terminate and liquidate the Fund. On September 29, 2004, the Board, including all of the Trustees who are not "interested persons" (as that term is defined in the Investment Company
Act) of the Fund, (a) approved the termination and liquidation of the Fund,
(b) considered and adopted the Plan as the method of terminating and liquidating the Fund, and (c) directed that the Plan be submitted to FAM in order to obtain the written consent required for the termination and liquidation of the Fund. FAM, as the record and beneficial owner of __________ shares of beneficial interest of the Fund as of the Record Date (approximately _____% of the outstanding shares of beneficial interest of the Fund), has consented in writing to the termination and liquidation of the Fund. Such approval by the Board and consent by FAM as the Fund's majority shareholder is sufficient under the Declaration of Trust to authorize the termination and liquidation of the Fund. No proxies will be solicited in connection with the termination and liquidation of the Fund.

     Under the Plan, the Fund's assets will be liquidated at market prices and on such terms and conditions as determined to be reasonable and in the best interests of the Fund and its shareholders in light of the circumstances in which they are sold. After satisfactory resolution of any claims pending against the Fund and the payment of, or provision for, all of the Fund's expenses, the Fund's remaining assets will be distributed to Fund shareholders on a pro rata basis in liquidation of the Fund. As of the date of this Information Statement, there are no claims pending against the Fund. It is expected that the liquidating distribution to Fund shareholders will be made in cash on or about November 22, 2004. Under the Plan, FAM shall bear all of the expenses incurred by the Fund in connection with the termination and liquidation of the Fund.

Summary of Plan of Termination and Liquidation

     The Board has approved the Plan, which is summarized below. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan, which is attached hereto as Exhibit A. Shareholders are urged to read the Plan in its entirety.

     Effective Date of the Plan and Cessation of the Fund's Activities as an Investment Company. Under the Declaration of Trust and the Plan, the Fund shall be terminated and the Plan shall become effective by an instrument in writing, without a meeting of Fund shareholders, signed by a majority of the Trustees and consented to by the holders of not less than two-thirds of the outstanding shares of the Fund. The date of such adoption and approval of the Plan by written instrument is referred to herein as the "Effective Date." After the Effective Date, the Fund shall carry on no business as an investment company except for the purpose of winding up its affairs, and the Trustees and officers of the Fund shall proceed to wind up the affairs of the Fund. These winding up activities shall include paying, satisfying, and discharging any existing debts and obligations of the Fund and collecting and distributing the Fund's assets. As soon as is reasonable and practicable after the Effective Date, or as soon thereafter as practicable depending on market conditions and consistent with the terms of the Plan, FAM, in its capacity is the Fund's investment adviser, may engage in such transactions as may be necessary or appropriate to effect the complete liquidation of the Fund, including selling the Fund's portfolio securities in exchange for the fair market value thereof in U.S. cash or U.S. cash equivalents or rolling the Fund's portfolio's securities over into U.S. cash or U.S. cash equivalents at maturity (see Sections 1, 3 and 4 of the Plan, attached hereto as Exhibit A). The Fund will, nonetheless, continue to meet the source of income, asset diversification and distribution requirements applicable to regulated investment companies through the last day of its final taxable year ending on liquidation.

     Payments of Debts; Expenses of the Termination and Liquidation. As soon as practicable after the Effective Date, the Fund shall determine and shall pay, or set aside in U.S. cash or U.S. cash equivalents or otherwise provide for, the amount of all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the final liquidating distribution described below. FAM shall bear all of the expenses incurred by the Fund in carrying out the Plan including, but not limited to, all printing, legal, accounting, custodian, and transfer agency fees, and the expenses of any reports to or meeting of shareholders, whether or not the liquidation contemplated by the Plan is effected. FAM shall make such capital contributions to the Fund, shall waive such fees owed by the Fund, and shall reimburse such expenses to the Fund to ensure that Fund shareholders receive a net asset value of $1.00 per share in liquidation of the Fund.

     Liquidation Distribution. As soon as practicable after the payment or adequate provision for the payment of all of the Fund's liabilities, and upon receipt of such releases, indemnities, and refunding agreements, as they deem necessary for their protection but in no event earlier than November ___, 2004, the Trustees or Fund officers may distribute the remaining assets of the Fund, in cash, among the shareholders according to their respective rights as described below. In accordance with Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), the distribution of the Fund's net assets is expected to be made in complete cancellation of all of the Fund's outstanding shares of beneficial interest. The distribution of the Fund's net assets is expected to consist of cash representing substantially all the assets of the Fund, less an estimated amount necessary to discharge any (a) unpaid liabilities and obligations of the Fund on the Fund's books on the date of such distribution, and (b) liabilities as the Board or Fund officers shall reasonably deem to exist against the assets of the Fund on the Fund's books. Each Fund shareholder will receive a liquidating distribution equal to the shareholder's proportionate interest in the net assets of the Fund. All shareholders will receive information concerning the sources of the liquidating distribution (see
Section 6 of the Plan).

     Continued Operation of the Fund. The Board shall have the authority to authorize such non-material variations from or non-material amendments of the provisions of the Plan (other than the terms of the liquidating distribution) at any time without shareholder approval, if the Board determines that such action would be advisable and in the best interests of the Fund and its shareholders, as may be necessary or appropriate to effect the gathering together of Fund assets and the termination of existence of the Fund, the liquidation of the Fund's portfolio securities, and the distribution of the Fund's net assets to shareholders in accordance with the Declaration of Trust, the laws of the Commonwealth of Massachusetts and the purposes to be accomplished by the Plan. If any variation or amendment appears necessary and in the judgment of the Board will materially and adversely affect the interests of the Fund's shareholders, such variation or amendment will be submitted to the Fund's shareholders for approval. In addition, the Board may abandon this Plan, without shareholder approval, if it determines that abandonment would be advisable and in the best interests of the Fund and its shareholders (see Sections 8 and 10 of the Plan). It is expected that the liquidating distribution to Fund shareholders will be made in cash on or about November 22, 2004.

General Income Tax Consequences

     United States Federal Income Tax Consequences. The following is only a general summary of the United States Federal income tax consequences of the Plan. Shareholders should consult with their own tax advisers for advice regarding the application of current United States Federal income tax law to their particular situation and with respect to state, local and other tax consequences of the Plan.

     The liquidating distributions received by a shareholder will be treated for Federal income tax purposes as full payment in exchange for the shareholder's shares. Thus, a shareholder who is a United States resident or citizen will be taxed only to the extent the amount of the balance of the distribution exceeds his or her basis in such shares; if the amount received is less than his or her basis, the shareholder will realize a loss. The shareholder's gain or loss will be a capital gain or capital loss if such shares are held as capital assets.

     Corporate shareholders should note that there is no preferential Federal income tax rate applicable to capital gains for corporations under the Code. Accordingly, all income recognized by a corporate shareholder pursuant to the liquidation of the Fund will be subject to tax at the same Federal income tax rate.

     Under certain provisions of the Code, some shareholders may be subject to a 28% withholding tax on the liquidating distribution ("backup withholding"). Generally, shareholders subject to backup withholding will be those for whom no taxpayer identification number is on file with the Fund or who, to the Fund's knowledge, have furnished an incorrect number.

Impact of the Plan on the Fund's Status under the Investment Company Act

     After the Effective Date, the Fund will carry on no business as an investment company except for the purpose of winding up its affairs. As soon as practicable after the final liquidating distribution to Fund shareholders, the Fund will apply for deregistration under the Investment Company Act. It is expected that the Securities and Exchange Commission will issue an order approving the deregistration of the Fund if the Fund is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Fund's activities as an investment company and its deregistration under the Investment Company Act (see Section 11 of the Plan). Until the Fund's withdrawal as an investment company becomes effective, the Fund will continue to be subject to, and will comply with, the Investment Company Act.

Procedure for Termination and Liquidation of the Fund under the Declaration of Trust

     On the Effective Date, the Fund shall mail notice to its known creditors at their addresses as shown on the Fund's records. As soon as practicable after the Effective Date, the Fund shall determine and shall pay, or set aside in U.S. cash or U.S. cash equivalents or otherwise provide for, the amount of all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the liquidating distribution described above. After the distribution of all of the Fund's remaining net assets to Fund shareholders as described herein, a majority of the Trustees shall execute and lodge among the records of the Fund an instrument in writing setting forth the fact of such termination, and the Trustees shall thereupon be discharged from all further liabilities and duties under the Declaration of Trust, and the rights and interests of all shareholders shall thereupon cease (see Sections 2, 5 and 9 of the Plan).

Appraisal Rights

     Fund shareholders will not be entitled to appraisal rights under the Declaration of Trust or the laws of the Commonwealth of Massachusetts in connection with the consummation of the transactions contemplated by the Plan (see Section 12 of the Plan).

Conclusion

     The Board has concluded that the proposed Plan is advisable and in the best interests of the Fund and its shareholders.

Ownership of Shares of Beneficial Interest

     As of the Record Date, FAM was the beneficial owner of __________ shares of beneficial interest of the Fund or approximately _____% of the outstanding shares of beneficial interest of the Fund. [To the knowledge of the Fund, as of the Record Date, no person other than FAM is the beneficial owner of more than five percent of the Fund's outstanding shares of beneficial interest.] [To the knowledge of the Fund, as of the Record Date, no Trustee owned 1% or more of the Fund's outstanding shares of beneficial interest.] [As of the Record Date, the officers and Trustees of the Fund as a group beneficially owned in the aggregate less than 1% of the Fund's outstanding shares of beneficial interest.]

Shareholder Report Delivery

     The Fund will furnish, without charge, a copy of its most recent annual report or semi-annual report to any Fund shareholder upon request. Such requests should be directed by mail to CBA Money Fund, P.O. Box 9011, Princeton, New Jersey 08543-9011, Attention: ______________, Secretary, or by telephone to 1-866-607-1234.

                                                                     Exhibit A

                                CBA MONEY FUND

                      PLAN OF TERMINATION AND LIQUIDATION

     The following Plan of Termination and Liquidation (the "Plan") of CBA Money Fund (the "Fund"), a Massachusetts business trust, which has operated since June 18, 1984 as an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), is intended to accomplish the termination and complete liquidation of the Fund in conformity with the provisions of Section 11.2 of the Fund's Second Amended and Restated Declaration of Trust, dated June 13, 1984 (the "Declaration of Trust") and the requirements of Massachusetts law and the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms used in the Plan and not otherwise defined in the Plan shall have the meanings given to them in the Declaration of Trust.

     WHEREAS, at a meeting of the Fund's Board of Trustees (the "Board") held on September 29, 2004, the Board, in its judgment, (a) deemed that it is advisable and in the best interests of the Fund and its shareholders to terminate and liquidate the Fund, (b) considered and adopted the Plan as the method of terminating and liquidating the Fund, and (c) directed that the Plan be submitted to the Fund's shareholders to obtain the required written consent in accordance with Section 1 of the Plan;

     NOW, THEREFORE, the termination and liquidation of the Fund shall be carried out in the manner hereinafter set forth:

     1. Effective Date of Plan. The Fund shall be terminated and the Plan shall become effective by an instrument in writing, without a meeting of Fund shareholders, signed by a majority of the Trustees and consented to by the holders of not less than two-thirds of the outstanding shares of the Fund. The date of such adoption and approval of the Plan by written instrument is referred to herein as the "Effective Date."

     2. Notice to Creditors. Upon approval of the Plan, the Fund shall mail notice to its known creditors at their addresses as shown on the Fund's records.

     3. Cessation of Business. After the Effective Date, the Fund shall carry on no business as an investment company except for the purpose of winding up its affairs, and the Trustees and officers of the Fund shall proceed to wind up the affairs of the Fund. These winding up activities shall include paying, satisfying, and discharging any existing debts and obligations of the Fund and collecting and distributing the Fund's assets.

     4. Liquidation of Assets. As soon as is reasonable and practicable after the Effective Date, or as soon thereafter as practicable depending on market conditions and consistent with the terms of the Plan, the Fund's investment adviser, Fund Asset Management, L.P. "FAM"), may engage in such transactions as may be necessary or appropriate to effect the complete liquidation of the Fund, including selling the Fund's portfolio securities in exchange for the fair market value thereof in U.S. cash or U.S. cash equivalents or rolling the Fund's portfolio securities over into U.S. cash or U.S. cash equivalents at maturity.

     5. Payments of Debts. Subject to Section 7 of the Plan, as soon as practicable after the Effective Date, the Fund shall determine and shall pay, or set aside in U.S. cash or U.S. cash equivalents or otherwise provide for, the amount of all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the liquidating distribution described below in Section 6.

     6. Liquidating Distribution. As soon as practicable after the payment or adequate provision for the payment of all of the Fund's liabilities as described in Section 5 of the Plan and upon receipt of such releases, indemnities, and refunding agreements, as they deem necessary for their protection but in no event earlier than twenty (20) days after the filing of a Definitive Information Statement with the Securities and Exchange Commission (the "SEC") pursuant to Regulation 14C under the Securities Exchange Act of 1934 relating to the termination and liquidation of the Fund, the Trustees or officers of the Fund may distribute the remaining Trust Property, in cash or in kind or partly in each, among the shareholders according to their respective rights as described below in this Section 6. In accordance with
Section 331 of the Code, the distribution of the Fund's assets shall be made in complete cancellation of all of the Fund's outstanding shares of beneficial interest. The distribution of the Fund's assets is expected to consist of cash representing all the assets of the Fund, less an estimated amount necessary to discharge any (a) unpaid liabilities and obligations of the Fund on the Fund's books on the date of such distribution, and (b) liabilities as the Board or officers of the Fund shall reasonably deem to exist against the assets of the Fund on the Fund's books. Each Fund shareholder will receive a liquidating distribution equal to the shareholder's proportionate interest in the net assets of the Fund. All shareholders will receive information concerning the sources of the liquidating distribution.

     7. Expenses of the Termination and Liquidation. FAM shall bear all of the expenses incurred by the Fund in carrying out the Plan including, but not limited to, all printing, legal, accounting, custodian, and transfer agency fees, and the expenses of any reports to or meeting of shareholders, whether or not the liquidation contemplated by the Plan is effected. FAM shall make such capital contributions to the Fund, shall waive such fees owed by the Fund, and shall reimburse such expenses to the Fund to ensure that Fund shareholders receive a net asset value of $1.00 per share in liquidation of the Fund .

     8. Power of the Board and Fund Officers. The Board and, subject to the direction of the Board, the Fund's officers shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or appropriate to carry out the purposes of the Plan, including, without limitation, the preparation, execution, attestation, and filing of all certificates, documents, information returns, tax returns, forms, and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the Declaration of Trust, the 1940 Act, the Code, or any other applicable laws. Subject to Section 10 of the Plan, implementation of the Plan shall be under the direction of the Board and the officers of the Fund, who shall have full authority to carry out the provisions of the Plan or such other actions as they deem appropriate without further shareholder action. The death, resignation or other disability of any trustee or any officer of the Fund shall not impair the authority of the surviving or remaining trustees or officers to exercise any of the powers provided for in the Plan.

     9. Discharge of Trustees. After the termination of the Fund and the distribution of all Trust Property to the shareholders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Fund an instrument in writing setting forth the fact of such termination, and the Trustees shall thereupon be discharged from all further liabilities and duties under the Declaration of Trust, and the rights and interests of all shareholders shall thereupon cease.

     10. Amendment or Abandonment of Plan. The Board shall have the authority to authorize such non-material variations from, or non-material amendments to, the provisions of the Plan (other than the terms of the liquidating distributions described in Section 6 hereof) at any time without shareholder approval, if the Board determines that such action would be advisable and in the best interests of the Fund and its shareholders, as may be necessary or appropriate to effect the gathering together of Fund assets and the termination of existence of the Fund, the liquidation of the Fund's portfolio securities, and the distribution of the Fund's net assets to shareholders in accordance with the Declaration of Trust, the laws of the Commonwealth of Massachusetts and the purposes to be accomplished by the Plan. If any variation or amendment appears necessary and in the judgment of the Board will materially and adversely affect the interests of the Fund's shareholders, such variation or amendment will be submitted to the Fund's shareholders for approval. In addition, the Board may abandon this Plan, without shareholder approval, if it determines that abandonment would be advisable and in the best interests of the Fund and its shareholders.

     11. De-Registration Under the 1940 Act. As soon as practicable after the liquidation and distribution of the Fund's assets, the Fund shall prepare and file a Form N-8F with the SEC in order to de-register the Fund under the 1940 Act.

     12. Appraisal Rights. Shareholders will not be entitled to appraisal rights under the Declaration of Trust or the laws of the Commonwealth of Massachusetts in connection with the consummation of the transactions contemplated by the Plan.